Exhibit 21

SUBSIDIARIES OF FIDELITY SOUTHERN CORPORATION

Fidelity Bank—incorporated under Georgia law

LionMark Insurance Company—incorporated under Georgia law

FNC Capital Trust I—formed under Delaware law

Fidelity National Capital Trust I—formed under Delaware law

Fidelity Southern Statutory Trust I—formed under Connecticut law

Fidelity Southern Statutory Trust II—formed under Delaware law

Fidelity Southern Statutory Trust III—formed under Delaware law